Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-86185

PROSPECTUS

                          LIGHTPATH TECHNOLOGIES, INC.

                                2,684,500 SHARES
                                OF COMMON STOCK

THE ISSUER

We manufacture, market and distribute optoelectronic, fiber telecommunication and traditional optics products that incorporate our proprietary GRADIUM glass and other fiber optic packaging technologies. Our current product line consists of glass lenses, single mode fiber collimators and fiberoptic optomechanical switches. To date, we have made sales primarily to laser manufacturers and third parties for their evaluation of our products as components of their own product offerings. We have not yet made substantial sales of telecommunication products for broad commercial use.

We can be located at:

LightPath Technologies, Inc.
6820 Academy Parkway, N.E.
Albuquerque, New Mexico 87109
Telephone: (503) 342-1100

THE OFFERING

All of the shares of common stock being offered in this prospectus will be issued by LightPath Technologies to the shareholders who are offering them for sale. The total shares covered by this prospectus will be issued to the selling shareholders upon exercise of their outstanding convertible debentures and upon exercise of their outstanding warrants. The selling shareholders can use this prospectus to sell all or part of the shares they receive through the exercise of their convertible debentures and warrants.

NASDAQ SMALLCAP MARKET TRADING SYMBOL

                             Trading Price
         Symbol          on September 23, 1999
         ------          ---------------------
         LPTHA                  $6.44

PROCEEDS FROM THIS OFFERING

The shareholders selling the common stock in this offering will receive all of the proceeds from their sale, minus any commissions or expenses they incur but we will receive up to $1,270,170 from the exercise, if any, of warrants by the selling shareholders. We will bear all of the costs and expenses of registering the shares under the federal and state securities laws. These total costs and expenses are estimated to be $17,000.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING AT PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September 24, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we have filed at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

         Copies of publicly available documents that we have filed with the SEC can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed a registration statement on Form S-3 with the SEC that covers the resale of the common stock offered by this prospectus. This prospectus is a part of the registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the common stock. In addition to previously filed documents that are incorporated by reference, documents that we file with the SEC after the date of this prospectus will automatically update the registration statement. The documents that we have previously filed and that are incorporated by reference include the following:

*    our annual report on Form 10-KSB for the fiscal year ended June 30, 1999

* our Proxy Statement relating to the 1999 Annual Meeting except that information shown under "Security Ownership of Principal Stockholders and Management" has been modified by certain recent events as described in this prospectus on page 13

     All documents and reports filed by us pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the date that this offering is terminated will automatically be incorporated by reference into this prospectus. We will provide you with copies of any of the documents incorporated by reference, at no charge to you, however, we will not deliver copies of any exhibits to those documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

                          LightPath Technologies, Inc.
                           6820 Academy Parkway, N.E.
                          Albuquerque, New Mexico 87109
                            Attn: Corporate Secretary
                            Telephone: (505) 342-1100

         You should only rely upon the information included in or incorporated by reference into this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date later than the date on the front of the prospectus or prospectus supplement.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY SHOULD BE READ BY YOU TOGETHER WITH THE MORE DETAILED INFORMATION INCLUDED AT OTHER SECTIONS OF THIS PROSPECTUS. IN ADDITION, YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER "RISK FACTORS" AT PAGE 5 OF THIS PROSPECTUS.

                          LIGHTPATH TECHNOLOGIES, INC.

         LightPath Technologies, Inc. is a Delaware corporation that produces GRADIUM(R) glass, utilizes other optical materials and specialized optical packaging concepts to manipulate light and performs research and development for optical solutions in the fiber telecommunications and traditional optics markets. Our fiscal year ends on June 30 and references to fiscal years are for the applicable years ended June 30.

         WHAT IS GRADIUM GLASS? GRADIUM glass is an optical quality glass material with varying refractive indices, capable of reducing optical aberrations inherent in conventional lenses and performing with a single lens tasks traditionally performed by multi-element conventional lens systems. We believe that GRADIUM glass lenses provide advantages over conventional lenses for certain applications. By reducing optical aberrations, we believe that GRADIUM glass lenses can provide sharper images, higher resolution, less image distortion, a wider usable field of view and a smaller focal spot size. By reducing the number of lenses in an optical system, GRADIUM glass can provide more efficient light transmission and greater brightness, lower production costs, and a simpler, smaller product. Although other researchers have likely sought to produce optical quality lens material with properties similar to that of GRADIUM glass, we are not aware of any other person or firm that has developed a repeatable manufacturing process for producing such material on a prescribable basis. LightPath has been issued seventeen US patents for GRADIUM glass products and currently has numerous filed patent applications pending related to our GRADIUM glass materials composition, product design and fabrication processes for production. Additional patent applications have been filed or are in process for laser fusion techniques and fiberoptic optomechanical switch technology. We are continually developing new GRADIUM glass materials with various refractive index and dispersion profiles and for the telecommunications field; fiberoptic optomechanical switches, multiplexers, interconnects and cross-connects.

         TO WHAT INDUSTRIES ARE LIGHTPATH'S GRADIUM GLASS PRODUCTS BEING MARKETED? We believe that GRADIUM glass and other optical materials can potentially be marketed for use in most optics and optoelectronics products. During 1998, we restructured our internal organization and marketing focus with the intended purpose of serving two separate markets: optoelectronics and fiber telecommunications and traditional optics (e.g. lasers, medical equipment, consumer optics, etc.).

         Optoelectronics technologies consist of an overlap of photonics and electronics and are key enablers of "Information Age" technologies, such as fiber optic communications, optical data storage, laser printers, digital imaging, and sensors for machine vision and environmental monitoring. Prior to 1998, we targeted various optoelectronic industry market niches as potential purchasers of our GRADIUM glass products. During 1998, we began to develop products for the emerging optoelectronics markets, specifically in the areas of fiber telecommunications. With the resolution of fiber optic issues concerning packaging and alignment and utilizing advances made by LightChip, an affiliate, in the area of WDM equipment, we began to produce and demonstrate a passive optoelectronic product, the single mode fiber collimator assembly. During 1999 we expanded this product line with the goal of demonstrating to the telecommunication optical components industry our ability to provide low cost products and provide solutions to their telecom needs.

         For traditional optics, we initially emphasized laser products because our management believed at that time that GRADIUM lenses could have a substantial immediate commercial impact in laser products with a relatively small initial financial investment. Generally, optical designers can substitute GRADIUM glass components from our standard line of products in lieu of existing conventional laser lens elements. Lasers are presently used extensively in a broad range of consumer and commercial products, including fiber optics, robotics, wafer chip inspection, bar code reading, document reproduction and audio and video compact disc machines. Because GRADIUM glass can concentrate light transmission into a much smaller focal spot than conventional lenses, we believe, and customers' test results confirm, that GRADIUM glass has the ability to improve the current standard of laser performance. One of our distributors, Permanova Lasersystems AB of Sweden, qualified GRADIUM YAG lenses into systems produced by Rofin-Sinar GmbH, a major OEM manufacturer of high-powered CO2 and YAG lasers headquartered in Germany. Our growth strategy is to increase our emphasis on key laser market niches and establish the necessary products and partnership alliances to sell into Europe and Asia as well as the U.S. market. During fiscal 1999, LightPath and Rodenstock Prazisionsoptik GmbH (Rodenstock) executed an agreement to transfer to Rodenstock the exclusive, application-related utilization and distribution of GRADIUM lenses throughout the whole of Europe. The agreement was for an initial five-year period. Rodenstock's one hundred years of experience in the field of advanced optical systems and employees over 6,000 people worldwide, will be a strong asset to the expansion of LightPath's presence in Europe. We have established relationships with eight foreign distributors. We believe these distributors will enable us to establish and maintain a presence in foreign and domestic markets without further investment in this product area. In addition to laser applications, we, through our printed and Internet on-line catalog, offer a standard line of GRADIUM glass lenses for commercial sales to optical designers developing particular systems for original equipment manufacturers ("OEMs") or in-house products.

         HOW HAS LIGHTPATH DEVELOPED GRADIUM GLASS PRODUCTS? From our inception in 1985 until June 1996, we were classified as a development stage enterprise that engaged in basic research and development. We believe that most of our product sales made during this stage were to persons evaluating the commercial application of GRADIUM glass or using the products for research and development. During fiscal year 1997, our operational focus begin to shift to commercial product development and sales. We completed numerous prototypes for production orders and received our first orders for catalog sales of standard lens profiles. We also began to offer standard, computer-based profiles of GRADIUM glass that engineers use for product design. During fiscal 1998, sales of lenses to the traditional optics market continued with significant increases in sales of lenses used in the YAG laser market, catalog and distributor sales and lenses used in the wafer inspection markets. In fiscal year 1998, we also began to explore the development of products for emerging markets such as optoelectronics, photonics and solar due to the number of potential customers inquiries into the ability of GRADIUM glass to solve optoelectronic problems, specifically in the areas of fiber telecommunications. With the resolution of packaging and alignment issues by us, and advances made by LightChip, an affiliate, with WDM equipment, it led us in 1998 to develop a strategy for entering the optoelectronic markets. Our first passive optoelectronic product, a single mode fiber collimator assembly, or SMF assembly, was demonstrated in February 1998. The SMF assembly is a key element in all fiber optic systems, including WDM equipment. The SMF assembly straighten and make parallel, diverging light as it exits a fiber. Beginning in fiscal 1999, we began offering, and have delivered for testing to potential customers, three product levels, the collimating lens, the SMF assembly and the large beam collimating assembly. The telecommunications collimator marketplace is currently estimated by industry experts to generate annual gross revenues of $125 million in 1999 with projected growth to $256 million in five years.

         The current focus of our development group has been to expand application of GRADIUM products to the areas of fiberoptic optomechanical switches, multiplexers, interconnects and cross-connects for the telecommunications field, further refinement of the crown glass product line to supplement its existing flint products, and further development of acrylic axial gradient material to extend the range of existing product applications.

         WHERE YOU CAN FIND US. LightPath was incorporated in Delaware in 1992. Our corporate headquarters are located at 6820 Academy Parkway East N.E., Albuquerque, New Mexico, 87109 and our telephone number is (505) 342-1100.

                                  THE OFFERING

Securities Offered by the
 Selling Shareholders ..............    2,684,500 shares of Class A Common Stock
                                        All of the common  shares  are  issuable
                                        upon     conversion    of    outstanding
                                        convertible debentures and upon exercise
                                        of  Class  I and  Class  J  warrants.  A
                                        description   of  the   terms  of  these
                                        debentures  and  warrants is included in
                                        this    prospectus     under    "Selling
                                        Shareholders"  at page 13.

Common Stock Outstanding as of June 30, 1999:

   Class A Common Stock                 4,960,703 shares(1)(3)

   Class E-1 Common Stock               1,492,480 shares(2)

   Class E-2 Common Stock               1,492,480 shares(2)

   Class E-3 Common Stock                 994,979 shares(2)

Use of Proceeds ....................    We will not receive any of the  proceeds
                                        of sales of common stock by the selling shareholders but we will receive up to $1,270,170 from the exercise, if any, of warrants by the selling shareholders.

Risk Factors .......................    The  shares  of  common  stock   offered
                                        hereby  involve  a high  degree of risk.
                                        See "Risk Factors" on page 5.

Nasdaq SmallCap Market Symbol ......    Class A Common  Stock - "LPTHA"
                                        Units - "LPTHU"
                                        Class A Warrants - "LPTHW"
                                        Class B Warrants - "LPTHZ"
----------
(1) Does not include outstanding options at June 30, 1999 to purchase 1,244,851 shares of Class A Common Stock and 106,652 shares of Class E-1, 106,652 shares of Class E-2 and 71,102 shares of Class E-3 Common Stock which are exercisable at option exercise prices ranging from $2.84 to $51.56 per share and 970,077 shares of Class A Common Stock reserved for issuance upon future grants of options issuable under LightPath's stock option plans.
(2) Each share of outstanding Class E-1 Common Stock, Class E-2 Common Stock and Class E-3 Common Stock, collectively referred to as the Class E shares, will, on a class basis, automatically convert into Class A Common Stock if and as the Company attains certain earnings levels with respect to each of the three separate classes. The Class E shares will be redeemed by LightPath for a nominal amount if such earnings levels are not achieved.
(3) Does not include an aggregate of 12,580,586 shares of Class A Common Stock issuable upon exercise of (i) the Unit Purchase Option (160,000 Class A common shares) granted to the IPO underwriter and the 160,000 Class A and 160,000 Class B Common Stock Purchase Warrants underlying the Unit Purchase Option; (ii) the 160,000 additional Class B Warrants issuable upon exercise of the Class A Warrants referred to in (i); (iii) 1,828,749 Class A Warrants and 1,851,251 Class B Warrants forming part of the IPO Units; (iv) the 1,828,749 additional Class B Warrants issuable upon exercise of the Class A Warrants referred to in (iii); (v) the 839,000 Class A Warrants issued at the IPO; (vi) the 839,000 additional Class B Warrants issuable upon exercise of the Class A Warrants referred to in (iv) above, (vii) the additional 2,069,336 shares of Class A Common Stock issuable upon conversion of the Series A, Series B, and Series C Preferred Stock and exercise of the Class C, Class D, Class E, Class F, Class G and Class H Warrants, and (vi) the additional 2,684,500 shares of Class A Common Stock issuable upon conversion of the convertible debenture and exercise of the Class I and Class J Warrants.

                                  RISK FACTORS

         BEFORE YOU BUY ANY OF THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER EACH OF THE RISK FACTORS WE HAVE DESCRIBED IN THIS SECTION. YOU SHOULD BE PREPARED TO ACCEPT ALL OF THESE RISKS, INCLUDING THE RISK THAT YOU MAY LOSE YOUR ENTIRE INVESTMENT, BEFORE YOU MAKE A DECISION TO BUY ANY OF THE SHARES OF COMMON STOCK.

WE HAVE EXPERIENCED LOSSES IN PRIOR YEARS

         Our operations have never been profitable. We believe that our introduction of products for the telecommunication market in 1999 may generate sales in excess of amounts realized to date, although there can be no assurance in this regard. We expect to continue operating at a deficit during the current fiscal year and until such time, if ever, as our operations generate sufficient revenues to cover our costs. The likelihood of our financial success must be considered in light of the delays, uncertainties, difficulties and risks inherent in a new business, many of which are beyond our ability to control. These risks include, but are not limited to, unanticipated problems relating to product development, testing, manufacturing, marketing and competition, and additional costs and expenses that may exceed our current estimates. There can be no assurance that our revenues will increase significantly in the future or that, even if they do, our operations will ever be profitable.

WE MAY BE UNABLE TO CONTINUE OPERATING AS A GOING CONCERN.

         We have received a report from our independent auditors that includes an explanatory paragraph regarding uncertainty as to our ability to continue as a going concern. The factors cited by the auditors as raising substantial doubt as to our ability to continue as a going concern are our recurring losses from operations and resulting continued dependence on external sources of capital. We may incur losses for the foreseeable future due to the significant costs associated with the development, manufacturing and marketing of our products and due to the continued research and development activities that will be necessary to further refine our technology and products and to develop products with additional applications.

WE ANTICIPATE THE NEED FOR ADDITIONAL FUTURE FINANCING IN ORDER TO FUND OUR OPERATIONS AND PLANS FOR GROWTH.

         We anticipate that our projected product sales and the net proceeds from our private placement of convertible debentures and related warrants, completed in July 1999, will be used for working capital for fiscal 2000. In addition, our ability to fund capital requirements after the near term will depend on the extent that our products become commercially accepted, if at all, and if our marketing program is successful in generating sales sufficient to sustain our operations. At this time the Company does not believe product sales will reach the level required to sustain its operations and growth plans beyond the near term; therefore, the Company is actively pursuing additional financing. We do not have any commitments from others to provide such additional financing and there can be no assurance that any such additional financing will be available if needed or, if available, will be on terms favorable to us. In the event such needed financing is not obtained, our operations will be materially adversely affected and we will have to cease or substantially reduce operations. Any additional equity financing may be dilutive to stockholders, and debt financings, if available, may involve restrictive covenants.

WE MAY HAVE DIFFICULTIES IN MANAGING GROWTH

         We will need to grow our product sales and manufacturing output significantly in order to be successful. If we are unable to manage growth effectively, it could have a material adverse effect on our results of operations, financial condition or business. We cannot guarantee that we will successfully expand or that any expansion will enhance our profitability. We expect our planned growth will place a significant strain on our management and operations. Our future growth will depend in part on the ability of our officers and other key employees to implement and expand financial control systems and to expand, train and manage our employee base and provide support to an expanded customer base.

OUR PRODUCTS ARE AT AN EARLY STAGE OF DEVELOPMENT AND MAY NOT ACHIEVE MARKET ACCEPTANCE.

         Through June 1996, our primary activities were basic research and development of glass material properties. Our current line of GRADIUM products have not generated sufficient revenues to sustain operations and the telecommunications products are still in the introduction phase. While we believe our existing products are commercially viable, we anticipate the need to educate the optical components market in order to generate market demand and market feedback may require us to further refine these products. Development of additional product lines will require significant further research, development, testing and marketing prior to commercialization. There can be no assurance that any proposed products will be successfully developed, demonstrate desirable optical performance, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed.

OUR PRODUCTS HAVE NOT BEEN DEMONSTRATED TO BE COMMERCIALLY SUCCESSFUL.

         Our telecommunication products have not yet achieved commercial acceptance while the traditional optics are not widely known. Although we are engaged in negotiations and discussions with potential customers, there can be no assurance that any such discussions will lead to development of commercially viable products or significant revenues, if any, or that any products currently existing or to be developed in the future will attain sufficient market acceptance to generate significant revenues. In order to persuade potential customers to purchase GRADIUM products, we will need to overcome industry resistance to, and suspicion of, gradient lens technology that has resulted from previous failed attempts by various researchers and manufacturers unrelated to us to develop a repeatable, consistent process for producing lenses with variable refractive indices. We must also satisfy industry-standard Bellcore Testing on telecommunication products to meet customer requirements, as well as satisfy prospective customers that we will be able to meet their demand for quantities of products, since we may be the sole supplier and licensor. We do not have demonstrated experience as a manufacturer and do not have a substantial net worth. We may be unable to accomplish any one or more of the foregoing to the extent necessary to develop market acceptance of our products. Prospective customers will need to make substantial expenditures to redesign products to incorporate GRADIUM lenses. There can be no assurances that potential customers will view product's benefits as sufficient to warrant such design expenditures.

WE DEPEND UPON KEY PERSONNEL

         Our inability to retain or attract key employees could have a material adverse effect on our business and results of operations. Our operations depend, to a great extent, upon the efforts of our CEO and President, Donald Lawson, who conceived our strategic plan and who is substantially responsible for planning and guiding our direction, and upon Mark Fitch, our senior vice president. We also depend upon our ability to attract additional members to our management and operations teams to support our expansion strategy. The loss of any of these key employees would adversely affect our business. We have obtained key employee life insurance policies in the amount $1,000,000 on the life of Mr. Lawson. We had twenty-five employees on August 1, 1999. Additional personnel will need to be hired if we are able to successfully expand our operations. There can be no assurance that we will be able to identify, attract and retain employees with skills and experience necessary and relevant to the future operations of our business.

COMPETITION MAY ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL RESULTS

         The optical lens and telecommunication components markets are intensely competitive and numerous companies offer products and services competitive to those offered by us. Substantially all of these competitors have greater financial and other resources than we do. We compete with manufacturers of conventional spherical lens products and aspherical lens products, producers of optical quality glass and other developers of gradient lens technology and telecom products. In the markets for conventional and aspheric lenses, we are competing against, among others, established international industry giants. Many of these companies also are primary customers for optical components, and therefore have significant control over certain markets for our products. We are also aware of other companies that are attempting to develop radial gradient lens technology. There may also be others of which we are not aware that are attempting to develop axial gradient lens technology similar to our technology. There can be no assurance that existing or new competitors will not develop technologies that are superior to or more commercially acceptable than our existing and planned technology and products.

WE HAVE LIMITED MARKETING AND SALES CAPABILITIES, AND MUST MAKE SALES IN A FRAGMENTED MARKET.

         Our operating results will depend to a large extent on our ability to educate the various industries utilizing optical glass about the advantages of GRADIUM and other optical materials to market products to the participants within those industries. We currently have very limited marketing capabilities and experience and will need to hire additional sales and marketing personnel, develop additional sales and marketing programs and establish sales distribution channels in order to achieve and sustain commercial sales of its products. Although we have developed a marketing plan, there can be no assurance that the plan will be implemented or, if implemented, will succeed in creating sufficient levels of customer demand for our products. The markets for optical lenses and telecommunication components are highly fragmented. Consequently, we will need to identify and successfully target particular market segments in which we believe we will have the most success. These efforts will require a substantial, but unknown, amount of effort and resources.

         The fragmented nature of the optical products market may impede our ability to achieve commercial acceptance for our products. In addition, our success will depend in great part on our ability to develop and implement a successful marketing and sales program. There can be no assurance that any marketing and sales efforts undertaken by us will be successful or will result in any significant product sales.

WE ARE HIGHLY DEPENDENT ON OUR PATENTS AND PROPRIETARY TECHNOLOGY.

         Our success will depend, in part, on our ability to obtain protection for products and technologies under United States and foreign patent laws, to preserve trade secrets, and to operate without infringing the proprietary rights of others. There can be no assurance that patent applications relating to our products or potential products will result in patents being issued, that any issued patents will afford adequate protection or not be challenged, invalidated, infringed or circumvented, or that any rights granted will afford competitive advantages to us. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and/or technologies, duplicate any of our product or technologies, or, if patents are issued to, or licensed by, us, design around such patents. There can be no assurance that patents owned or licensed and issued in one jurisdiction will also issue in any other jurisdiction. Furthermore, there can be no assurance that we can adequately preserve proprietary technology and processes that we maintain as trade secrets. If we are unable to develop and adequately protect our proprietary technology and other assets, our business, financial condition and results of operations will be materially adversely affected.

OUR BUSINESS DEPENDS UPON THE EFFORTS OF THIRD PARTIES.

         Our strategy for the research, development and commercialization of certain of its products entails entering into various arrangements with corporate partners, OEMs, licensees and others in order to generate product sales, license fees, royalties and other funds adequate for product development. We may also rely on its collaborative partners to conduct research efforts, product testing and to manufacture and market certain of our products. Although we believe that parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within our control. There can also be no assurance that we will be successful in establishing any such collaborative arrangements or that, if established, the parties to such arrangements will assist us in commercializing products. Presently we have entered into a development agreement with a mechanical switch manufacturer and an endoscope manufacturer pursuant to which it has developed prototypes. There can be no assurance that such agreements will progress to a production phase or, if production commences, that we will receive significant revenues from this relationship. We have a non-exclusive agreement with a catalog company to distribute certain of its products. We have formalized relationships with eight foreign distributors to create markets for GRADIUM in their respective countries. There can be no assurance that these parties, or any future partners, will perform their obligations as expected or that any revenue will be derived from such arrangements.

WE HAVE ONLY LIMITED MANUFACTURING CAPABILITIES.

         We believe that our present manufacturing facilities, with the clean room addition expected to be completed by the end of the calendar year 1999, are sufficient for our planned operations over the next several years. However, we do not have any experience manufacturing products in quantities sufficient to meet commercial demand. If we are unable to manufacture products in sufficient quantities and in a timely manner to meet customer demand, our business, financial condition and results of operations will be materially adversely affected.

WE FACE PRODUCT LIABILITY RISKS.

         The sale of our optical products will involve the inherent risk of product liability claims by others. We do not currently maintain product liability insurance coverage, although we do intend to procure such insurance in the future. Product liability insurance is expensive, subject to various coverage exclusions and may not be obtainable on terms acceptable to us. Moreover, the amount and scope of any coverage may be inadequate to protect us in the event that a product liability claim is successfully asserted.

WE WILL RECOGNIZE A SUBSTANTIAL CHARGE TO INCOME UPON CONVERSION OF OUR CLASS E COMMON STOCK.

         In the event any shares of the Class E Common Stock held by stockholders who are officers, directors, employees or consultants of the Company are converted into shares of Class A Common Stock, we will record compensation expense for financial reporting purposes during the period in which such conversion occurs. Such charge will equal the fair market value of such shares on the date of release, which may be substantial. Although the amount of compensation expense recognized will not affect the total stockholders' equity, it may have a material negative effect on the market price of our securities, particularly the shares of Class A Common Stock. Since Class E shares are not treated as outstanding for purposes of earnings per share calculations, the increase in the number of shares of Class A Common Stock upon conversion of any series of Class E Common Stock may have a material adverse effect on our earnings per share.

OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY PROBLEMS ASSOCIATED WITH THE YEAR 2000 ISSUE.

         Some computer applications were originally designed to recognize calendar years by their last two digits. As a result, calculations performed using these truncated fields will not work properly with dates from the year 2000 and beyond. This problem is commonly referred to as the "Year 2000 Issue". We have determined that our internal computer systems, manufacturing equipment and software products were produced to be Year 2000 compliant and no material remediation costs have been incurred or are expected to be incurred by us. During the third quarter of fiscal 1999, we confirmed in writing whether the internal business operations of third parties with whom we have a material relationship will be affected by the Year 2000 Issue. Our assessment of third parties is complete and based on their responses, we believes our material third party relationships will not be adversely impacted by the Year 2000 Issue barring any unforeseen circumstances. Under a worst case scenario we may experience delays in receiving products and services thereby impacting product shipments. We plans on having adequate inventory levels to minimize such impact, if any. We will continue to monitor third parties throughout the remainder of calendar 1999 and develop contingency plans if a third party is subsequently found to be non-compliant.

OUR STOCK PRICE IS VOLATILE

         Broad market fluctuations or fluctuations in our operations may adversely affect the market price of our common stock. The market for our common stock is volatile. The trading price of our common stock has been and will continue to be subject to:

     * significant fluctuations in response to quarterly variations in operating results;
     *    announcements   regarding   our   business  or  the  business  of  our
          competitors;
     *    changes in prices of our or our competitors' products and services;
     *    changes in product mix; and
     * changes in revenue and revenue growth rates for us as a whole or for geographic areas, and other events or factors.

         Statements or changes in opinions, rating or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could have an adverse effect on the market price of our common stock. In addition, the stock market as a whole has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many small cap companies and which often have been unrelated to the operating performance of these companies.

POTENTIAL CONTROL BY THE EXISTING MANAGEMENT AND SHAREHOLDERS

         If our management and shareholders act in concert, disposition of matters submitted to shareholders or the election of the entire Board of Directors may be hindered. The principal stockholders beneficially owned 12% of the total combined voting power of all of the Common Stock outstanding at August 19, 1999.

SOME PROVISIONS IN OUR CHARTER DOCUMENTS AND BYLAWS MAY HAVE ANTI-TAKEOVER
EFFECTS

         Our Articles of Incorporation and Bylaws contain some provisions that could have the effect of discouraging a prospective acquirer from making a tender offer, or which may otherwise delay, defer or prevent a change in control.

ABSENCE OF DIVIDENDS TO SHAREHOLDERS

         We do not anticipate paying dividends on the common stock in the foreseeable future. It is anticipated that earnings, if any, will be reinvested in the expansion of our business.

OUR WARRANTS AND OPTIONS MAY AFFECT OUR FUTURE FINANCING

         The existence of our options or warrants may adversely affect the terms on which we can obtain additional financing. As of June 30, 1999, there was outstanding

     * 2,667,749 Class A Warrants to purchase an aggregate of 2,667,749 shares of Class A Common Stock and 2,667,749 Class B Warrants;
     * 1,851,251 Class B Warrants to purchase 1,851,251 shares of Class A Common Stock;
     * the Unit Purchase Option to purchase an aggregate of 160,000 Units, each Unit consists of 160,000 Class A Common Stock, 160,000 Class A Warrants to purchase an aggregate of 160,000 shares of Class A Common Stock and 160,000 Class B Warrants; and 160,000 Class B Warrants;
     * 564,821 shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock and exercise of Class C and Class D Warrants;
     * 373,914 shares of Class A Common Stock issuable upon conversion Series B Preferred Stock and exercise of Class E and Class F Warrants;
     * 1,130,601shares of Class A Common Stock issuable upon conversion Series C Preferred Stock and exercise of Class G and Class H Warrants;
     * outstanding options to purchase an aggregate of 1,244,851 shares of Class A Common Stock which includes 71,102 whereby the holder receives 71,102 shares of Class A, 106,652 Class E-1, 106,652 shares of Class E-2 and 71,102 shares of Class E-3 Common Stock;
     * 970,077 shares of Class A Common Stock reserved for issuance under the Omnibus Incentive Plan and Directors Stock Incentive Plan.

         For the life of such options and warrants, the holders will have the opportunity to profit from a rise in the price of common stock, with a resulting dilution in the interest of other holders of common stock. Further, the option and warrant holders can be expected to exercise their options and warrants at a time when we would, in all likelihood, be able to obtain additional capital by an offering of our unissued common stock on terms more favorable to us than those provided by such options.

         The eligibility of the foregoing shares to be sold to the public, whether pursuant to Rule 144 or an effective registration statement, may have a material adverse effect on the market value and trading price of the common stock.

WE HAVE AGREED TO CERTAIN LIMITATIONS UPON POTENTIAL LIABILITY OF OUR DIRECTORS.

         Our Certificate of Incorporation provides that directors will not be personally liable for monetary damages to LightPath or its stockholders for a breach of fiduciary duty as a director, subject to limited exceptions. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Certificate of Incorporation could prevent the recovery of monetary damages against.

THE LIQUIDITY OF OUR STOCK COULD BE SEVERELY REDUCED IF IT BECOMES CLASSIFIED AS PENNY STOCK.

         If our securities were delisted from Nasdaq, they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors".
         The Commission has adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require substantial additional disclosure obligations. The foregoing required penny stock restrictions will not apply to our securities so long as they continue to be listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the our securities will qualify for exemption from these restrictions. In any event, even if our securities were exempt from such restrictions, they would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest.

         If our securities were subject to the existing rules on penny stocks, the market liquidity for our securities could be severely adversely affected.

WE MUST MAINTAIN COMPLIANCE WITH CERTAIN CRITERIA IN ORDER TO MAINTAIN LISTING OF OUR SHARES ON THE NASDAQ MARKET.

         The Units, Class A Common Stock and Class A and Class B Warrants are currently traded on Nasdaq SmallCap Market. Failure to meet the applicable quantitative and/or qualitative maintenance requirements of Nasdaq could result in our securities being delisted from Nasdaq, with the result that such securities would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau Incorporated. As a consequence of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of our securities. Among other consequences, delisting from Nasdaq may cause a decline in the stock price and difficulty in obtaining future financing.

WE MAY NOT HAVE ENOUGH FUNDS AVAILABLE TO REDEEM OUTSTANDING SHARES OF PREFERRED STOCK OR CONVERTIBLE DEBENTURES.

         In the events of conversion of the Convertible Debentures and the Series A, Series B or Series C Preferred Stock or exercise of their accompanying Class C, Class E and Class G warrants, respectively, in a manner that would cause an undue dilution of its Common Stock, LightPath has the right to redeem such debentures, preferred stock and warrants for cash. In addition, a Liquidation Event, as defined in the applicable Certificates of Designation, may require redemption of the Series A, Series B or Series C Preferred Stock for cash. There can be no assurance that in either of the foregoing events that we will have adequate cash to effect such cash redemptions.

RISK THAT FORWARD-LOOKING STATEMENTS MAY NOT COME TRUE

         This prospectus and the documents incorporated herein by reference, contain forward-looking statements that involve risks and uncertainties. We use words such as "believe", "expect," "anticipate," "plan" or similar words to identify forward-looking statements. Forward-looking statements are made based upon our belief as of the date that such statements are made. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The Proxy Statement for the 1999 Annual Meeting contained information concerning the number of shares included in the Voting Trust that Leslie Danziger, Chairwoman of Board would vote. As of September 16, 1999 Ms. Danziger is no longer the Chairwoman of the Board and therefore the Voting Trust has dissolved. Information concerning the Voting Trust is no longer applicable and all shares previously subject to the voting trust are now held directly by their beneficial owners, each of whom independently votes and has the power to dispose of such shares.

                              SELLING SHAREHOLDERS

         On July 28, 1999, we issued $1,000,000 Convertible Debentures and 427,350 attached Class I warrants to the selling shareholders in a private placement. 150,000 Class J Warrants were also issued to Fahnestock & Co., Inc. as partial compensation for their services as placement agent. As shown in the table below, Fahnestock & Co., Inc. has transferred 120,000 of these shares to Mr. Gabriel Cerrone.

         Each Class I and Class J Warrant entitles the holder to purchase one share of Class A Common Stock at $2.20 per share at any time through July 2004. For a description of the Class I Warrants see Exhibit 4.7 to the registration statement. For a description of the Class J Warrants see Exhibit 4.8 to the registration statement. Each convertible debenture can be converted by the holder into a number of shares of our Class A Common Stock at the option of the holder at any time until July 2002. The number of shares of Class A Common Stock issuable upon conversion of each convertible debenture is determined by dividing the outstanding principal amount plus 6% accrued interest, on the date of conversion by a conversion price. The conversion price is defined as the lesser of 80% of the average closing bid price of our Class A Common Stock for the five days preceding (i) the closing, $1.76 or (ii) the conversion date, except that the conversion price can not be lower than $.56 nor higher than $2.00.

         We have the right to redeem all or part of the Convertible Debentures at any time by advance notice to the holders. The redemption price is equal to 115% of the outstanding principal of the debenture plus accrued interest. If we do not make the redemption payment within 10 days of that notice, however, we will lose this redemption right.

         Interest at the rate of 6% per annum is payable on the principal of each Convertible Debenture on conversion or at maturity. At our option. interest may be paid in cash or in Class A Common Stock at the conversion price then in effect.

         The terms of the convertible debenture and the Class I and Class J Warrants specify that, with limited exceptions, a selling shareholder cannot convert the debenture or exercise its warrant to the extent that such conversion or exercise would result in the selling shareholder and its affiliates then owning more than 9.99% of the then outstanding Class A Common Stock. The limited exceptions include the automatic conversion of the debenture on maturity or the existence of a tender offer for our Class A Common Stock.

         We have also agreed with the debenture holders that under certain conditions if, within two years after the closing of their transaction, we issue Class A Common Stock of securities convertible into Class A Common Stock to a third party, we will issue additional shares to those holders. This obligation will apply if the transaction with the third party is determined to hive a higher yield than the Convertible Debenture holder's transaction.

         This Prospectus relates to the shares of Class A Common Stock that may be acquired by the selling shareholders upon conversion of the Convertible Debentures, the payment of interest on the debentures in shares of Class A Common Stock, the additional shares that may be issued to the debenture holders as a result of certain transactions we might enter into with third parties, and the shares issuable upon exercise of the Class I and Class J Warrants.

         The following table provides information as of August 1, 1999, with respect to the Class A Common Stock beneficially owned by each selling shareholder. For purposes of the information set forth in this table, it is assumed that each outstanding Convertible Debenture was converted at $1.755 as of August 1, 1999. None of these selling shareholders has a material relationship with us, with the exception of Fahnestock & Co., Inc., which acted as placement agent in connection with the sale of the Convertible Debentures and warrants to the other selling shareholders. As part of that sale, we entered into certain agreements with the selling shareholders. These agreements are described under "Certain Relationships" below. We believe that the selling shareholders named in the following table have sole voting and investment power with respect to the respective shares of Class A Common Stock set forth opposite their names. The shares of Class A Common Stock offered by this prospectus may be offered from time to time by the selling shareholders named below or their nominees.

Total Shares outstanding      5,088,431 Class A Common Stock
as of August 1, 1999

                                                                        Number of
                                                                          Shares        Percent     Percent of
                                  Shares Beneficially    Number of     Beneficially   of Class A       All
                                  owned Prior to the    Shares Being   owned After      Common      Classes of
                                    Offering (1)(2)     Offered (2)    Offering (1)   Stock (12)   Common Stock
                                    ---------------     -----------    ------------   ----------   ------------
The Aries Master Fund(10,11)           341,525          341,525(3)          0              6%            4%
Aries Domestic Fund II LP (10,11)        4,986            4,986(4)          0              *              *
Aries Domestic Fund LP (10,11)         152,064          152,064(5)          0              2%            2%
Alfons Melohn (10,11)                   99,715           99,715(6)          0              2%            1%
Donald G. Drapkin (10,11)              398,860          398,860(7)          0              7%            4%
Fahnestock & Co. Inc.                   30,000           30,000(8)          0              1%             *
Gabriel Cerrone                        120,000          120,000(9)          0              2%            1%

----------
*    Represents beneficial ownership of less than 1%.

(1) Except as otherwise noted, and subject to community property laws, where applicable, each person named in the table has sole voting power and investment power with respect to all shares shown as beneficially owned.
(2) As noted below, the information set forth below includes shares of Class A Common Stock issuable upon conversion of shares of our Convertible Debentures. Each Convertible Debenture is convertible into a number of shares of Class A Common Stock determined by dividing its stated value on the date of conversion by a conversion price. The conversion price is defined as the lesser of 80% of the average closing bid price of our Class A Common Stock for the five days preceding (i) the closing ($1.76) or (ii) the conversion date. The conversion price, however, cannot be lower than $.56 nor higher than $2.00 For purposes of the information set forth in this table, it is assumed that each outstanding Convertible Debenture was converted at $1.755 as of August 1, 1999.

     As required by SEC regulations, the number of shares shown as beneficially owned includes shares which could be acquired within 60 days after the date of this Prospectus. However, the provisions of the Convertible Debentures and the Class I and Class J Warrants limit each holder from converting its debentures or exercising its warrants to the extent that such conversion or exercise would result in the holder and its affiliates beneficially owning more that 9.99% of the then outstanding commons stock. Thus, some of the shares listed in the table might not be subject to purchase by a particular selling shareholder during that 60 day period, nonetheless those shares are included in this table. The actual number of shares of Class A Common Stock issuable upon the conversion of the Convertible Debentures is subject to adjustment and could be significantly more than the number estimated in the table. This variation is due to factors that cannot be predicted by us at this time. The most significant of these factors is the future market price of the Class A Common Stock.
(3) Includes 341,525 shares issuable upon (A) conversion of $342,500 Convertible Debentures and (B) the exercise of 146,368 Class I Warrants to purchase Class A Common Stock. Excludes 157,050 shares held by Aries Domestic Fund II LP and Aries Domestic Fund LP, affiliates of this party.
(4) Includes 4,986 shares issuable upon (A) conversion of $5,000 Convertible Debentures and (B) the exercise of 2,137 Class I Warrants to purchase Class A Common Stock. Excludes 493,589 shares held by Aries Master Fund and Aries Domestic Fund LP, affiliates of this party.
(5) Includes 152,064 shares issuable upon (A) conversion of $152,500 Convertible Debentures and (B) the exercise of 65,170 Class I Warrants to purchase Class A Common Stock. Excludes 346,511 shares held by Aries Master Fund and Aries Domestic Fund II LP, affiliates of this party.
(6) Includes 99,715 shares issuable upon (A) conversion of $100,000 Convertible Debentures and (B) the exercise of 42,735 Class I Warrants to purchase Class A Common Stock.
(7) Includes 398,860 shares issuable upon (A) conversion of $400,000 Convertible Debentures and (B) the exercise of 170,940 Class I Warrants to purchase Class A Common Stock.
(8)  Includes 30,000 shares issuable upon the exercise of Class J Warrants.
(9)  Includes 120,000 shares issuable upon the exercise of Class J Warrants.
(10) The actual number of shares of Class A Common Stock issuable upon the conversion of the Convertible Debentures, in payment of interest and upon exercise of the Class I Warrants is subject to adjustment and could be materially less or more than the number estimated in the table. This variation is due to factors that cannot be predicted by us at this time. The most significant of these factors is the future market price of the common stock. In addition, we may have to issue additional shares to the Debenture holders based on transactions we enter into with other parties. The terms of such transactions, if any, are not known at this time.
(11) The number of shares registered for resale by each selling shareholder under this Prospectus is equal to 254.173% of the amount specified in the table to take into account the floating conversion rate described in footnote 2 above, the amount of interest that might be paid in Class A Common Stock and the determination of the additional shares, if any, which we may be obligated to issue to the Convertible Debenture holders if we engage in certain transactions before July 31, 2001.
(12) The percentage interest of each selling shareholder is based on the beneficial ownership of that selling shareholder divided by the sum of the current outstanding shares of Class A Common Stock plus the additional shares, if any, which would be issued to that selling shareholder (but not any other selling shareholder) when converting Debentures or exercising Warrants or other right in the future. For purposes of presentation in this table, the 9.99% limit referred to in footnote 2 above has been disregarded.

                                 USE OF PROCEEDS

         The selling shareholders will receive the net proceeds from the sale of their shares of common stock. We will not receive any proceeds from these sales. We will however receive proceeds from the exercise of the Warrants. Each warrant entitles the holder to purchase shares of common stock at a price of $2.20 per share. This purchase price is payable in cash or by surrendering shares of our common stock with an equal value. If all of the warrants are exercised for cash, we will receive up to $1,270,000.

                              CERTAIN RELATIONSHIPS

         The selling shareholders each have a right to receive additional shares of common stock if we issue equity or debt securities at any time prior to July 31, 2001, at a discounted price greater than 80% of the fair market value of the Class A Common Stock at the time of such issuance. Fahnestock & Co., Inc. has the right of first refusal to act as placement agent with respect to any future private financings we may conduct during the one year period ending July 2000.

                         DETERMINATION OF OFFERING PRICE

         The selling shareholders may use this prospectus from time to time to sell their common stock at a price determined by the shareholder selling the common stock. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                              PLAN OF DISTRIBUTION

         The  common  stock  may be  sold  from  time  to  time  by the  selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold in one or more of the following types of transactions:

     (a) a block trade in which a selling shareholder will engage a broker-dealer who will then attempt to sell the common stock, or position and resell a portion of the block as principal to facilitate the transaction;

     (b)  purchases  by  a  broker-dealer   as  principal  and  resale  by  such
          broker-dealer for its account pursuant to this prospectus;

     (c) an exchange distribution in accordance with the rules of such exchange; and

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

         In connection with distributions of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell common stock short and redeliver the common stock to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling shareholders may also loan or pledge common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold in an unregistered transaction under Rule 144 rather than pursuant to this prospectus.

         We are bearing all of the costs and expenses of registering the common stock offered by this prospectus. Commissions and discounts, if any, attributable to the sales of the common stock will be borne by the selling shareholders.

         We have agreed to indemnify the selling shareholders against certain liabilities in connection with the offering of the common stock, including liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common stock against various liabilities, including liabilities arising under the Securities Act.

         In order to comply with the securities laws of various states, if applicable, sales of the common stock made in those states will only be through registered or licensed brokers or dealers. In addition, some states do not allow the securities to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling shareholders.

         Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. In addition to those restrictions, each selling shareholder will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of our securities by the selling shareholders.

                            DESCRIPTION OF SECURITIES

         We have previously registered our Class A Common Stock under the Exchange Act by filing a Form 8-A on January 13, 1996.

                                  LEGAL MATTERS

         Certain legal matters have been passed upon for us by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona.

                                     EXPERTS

         Our financial statements as of June 30, 1999 and 1998, and for the years then ended, have been incorporated by reference in this Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG LLP covering the June 30, 1999, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and resulting continued dependence on external sources of capital raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         On October 13, 1997, James L. Adler, Jr. was appointed to serve as a director of LightPath until the 2000 annual meeting of shareholders. Mr. Adler is a partner of the law firm of Squire, Sanders & Dempsey L.L.P., which provides legal services to us. Mr. Adler owns options under the Directors Stock Option Plan to purchase 43,510 shares of Class A Common Stock at exercise prices ranging from $2.84 to $9.81. As of August 20, 1999 these shares represented approximately 1% of the outstanding shares of the Company's Class A Common Stock.

NO DEALER,  SALES PERSON OR OTHER PERSON
HAS   BEEN   AUTHORIZED   TO  GIVE   ANY
INFORMATION     OR    TO    MAKE     ANY
REPRESENTATION    OTHER    THAN    THOSE
CONTAINED  IN THIS  PROSPECTUS  AND,  IF
GIVEN  OR  MADE,  SUCH   INFORMATION  OR
REPRESENTATION  MUST NOT BE RELIED  UPON
AS HAVING BEEN AUTHORIZED BY THE COMPANY
OR ANY UNDERWRITER. THIS PROSPECTUS DOES
NOT  CONSTITUTE  AN  OFFER  TO SELL OR A
SOLICITATION  OF AN  OFFER TO BUY ANY OF
THE SECURITIES  OFFERED HEREBY BY ANYONE          LIGHTPATH TECHNOLOGIES, INC.
IN ANY  JURISDICTION IN WHICH SUCH OFFER
OR  SOLICITATION IS NOT AUTHORIZED OR IN
WHICH THE  PERSON  MAKING  SUCH OFFER OR
SOLICITATION  IS NOT  QUALIFIED TO DO SO
OR TO ANY PERSON TO WHOM IT IS  UNLAWFUL                2,684,500 SHARES
TO MAKE SUCH  OFFER OR  SOLICITATION  IN                  COMMON STOCK
SUCH JURISDICTION.  NEITHER THE DELIVERY
OF THIS  PROSPECTUS  NOR ANY  SALE  MADE
HEREUNDER      SHALL,      UNDER     ANY
CIRCUMSTANCES,  CREATE  ANY  IMPLICATION                   PROSPECTUS
THAT THE  INFORMATION  HEREIN IS CORRECT
AS OF ANY  TIME  SUBSEQUENT  TO THE DATE
HEREOF OR THAT  THERE HAS BEEN NO CHANGE
IN THE AFFAIRS OF THE COMPANY SINCE SUCH
DATE.

            TABLE OF CONTENTS
                                    Page
Where You Can Find More
 Information                        (ii)
Prospectus Summary                    1
The Offering                          4
Risk Factors                          5

Security Ownership of Principal
 Stockholders and Management         13
Selling Shareholders                 14
Use of Proceeds                      17
Certain Relationships                17
Determination of Offering Price      17
Plan of Distribution                 17
Description of Securities            19                September 24, 1999
Legal Matters                        19
Experts                              19
Interest of Named Experts
 and Counsel                         19